December 3, 1996

Mr. John F. O'Brien
PSC Inc.
959 Terry Street
Eugene, Oregon  97402

Dear John:

This letter is to confirm and outline the consulting agreement between PSC and yourself. The arrangements discussed are as follows:

      The consulting agreement will be for a maximum of 20 hours per month. Any hours in excess will be discussed in advance. The consulting fee will be $5,000 per month. Any additional consulting fees will be negotiated. The term of the agreement will be for six months. Any additional need will be discussed at the end of the term. The consulting agreement will be predominately for business issues with members of the management team.

I believe this sums up our conversation. If this is satisfactory, please sign and date below.

I'm pleased you're willing to continue on a consulting basis. I think this is in the best interest of everyone involved.

Warmest regards,
/s/ L. Michael Hone
L. Michael Hone
Chief Executive Officer
and Chairman

I agree to the above terms.

_/s/ John F. O'Brien__________________
John F. O'Brien                     Date